Exhibit 4.46

AMENDED AND RESTATED LOAN AGREEMENT

AMENDED AND RESTATED LOAN AGREEMENT dated as of June 5, 2026 (the “Second Effective Date”)

BETWEEN:	MANGROVE HOLDING S.A., a legal person incorporated under the laws of Switzerland

(the “Lender”);

AND:	BIRKS GROUP INC., a legal person incorporated under the laws of Canada

(the “Borrower”);

WHEREAS the Borrower has borrowed $3,750,000 from the Lender pursuant to the loan agreement between the Lender and the Borrower dated as of June 26, 2025 (the “Existing Loan Agreement”);

WHEREAS as of July 31, 2026, the amount of accrued and unpaid interest pursuant to the Existing Loan Agreement shall be $556,181 (excluding applicable withholding taxes) (the “Past Due Interest”); and

WHEREAS the Lender and the Borrower wish to amend and restate the Existing Loan Agreement, without effecting novation, in order to modify certain of the terms governing the outstanding indebtedness thereunder, subject to and in accordance with the provisions hereof.

NOW THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

ARTICLE 1

DEFINITIONS

1.1	In this Agreement, capitalized terms not otherwise defined herein, shall have the following meaning:

“Agreement” means this amended and restated loan agreement as amended, amended and restated, supplemented or otherwise modified from time to time.

“Cash Interest Threshold Amount” means $412,500 (plus applicable withholding taxes).

“Cash Principal Threshold Amount” means $250,000.

“Maturity Date” means June 5, 2031.

“Payment Date” means the first business day of each calendar month.

“Restricted Payment Conditions” has the meaning ascribed thereto in the Revolving Credit Agreement and the Term Loan Agreement.

“Revolving Credit Agreement” means the amended and restated credit agreement dated as of December 24, 2021, among the Borrower, as borrower, the lenders party thereto from time to time, as lenders and Wells Fargo Capital Finance Corporation Canada, as administrative agent, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified and in effect from time to time.

“Revolving Credit Secured Parties” means, collectively, Wells Fargo Capital Finance Corporation Canada, in its capacity as administrative agent pursuant to the Revolving Credit Agreement, the lenders under the Revolving Credit Agreement (including, without limitation, the Issuing Lender and the Swing Lender (each as defined in the Revolving Credit Agreement)) and the Bank Product Providers (as defined in the Revolving Credit Agreement).

“Senior Agents” means, collectively, Wells Fargo Capital Finance Corporation Canada, in its capacity as administrative agent pursuant to the Revolving Credit Agreement and 1903P Loan Agent, LLC, in its capacity as administrative agent pursuant to the Term Loan Agreement.

“Senior Credit Agreements” means, collectively, the Revolving Credit Agreement and the Term Loan Agreement.

“Senior Secured Parties” means, collectively, the Revolving Credit Secured Parties and the Term Loan Secured Parties.

“Term Loan Agreement” means the credit agreement dated as of the date hereof, among , inter alios, the Borrower, as borrower, the lenders party thereto from time to time, as lenders and 1903P Loan Agent, LLC, as administrative agent, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified and in effect from time to time.

“Term Loan Secured Parties” means, collectively, 1903P Loan Agent, LLC, in its capacity as administrative agent pursuant to the Term Loan Agreement and the lenders under the Term Loan Agreement.

ARTICLE 2

LOAN

2.1	The Loan

Pursuant to the Existing Loan Agreement, a non-revolving loan in an aggregate principal amount of $3,750,000 has been made available by the Lender to the Borrower and remains outstanding as of the date hereof (the “Loan”).

2.2	Purpose of the Loan

The Loan was used by the Borrower for its working capital requirements.

2.3	Interest

The principal amount of the Loan which, at any time and from time to time, remains outstanding (including any increase thereof pursuant to Section 2.4) shall bear interest, calculated daily, from the date of disbursement up to and including the day preceding the date of repayment at an annual rate of 15%, inclusive of all applicable withholding taxes, provided that, as of August 1, 2026, the annual rate shall be 12.2%, inclusive of all applicable withholding taxes (the “Interest”).

2.4	Payment of Interest

Subject to Section 2.5 in respect of Past Due Interest, accrued Interest is payable to the Lender monthly in arrears on each Payment Date, provided that the payment thereof is permitted pursuant to Section 5.6. Notwithstanding the foregoing, in the event that, pursuant to Section 5.6, Interest cannot be paid in cash by the Borrower, the amount of all accrued Interest which becomes due and payable shall, on a dollar for dollar basis on the next Payment Date, automatically increase the principal amount of the Loan (and thereby satisfy the payment of such accrued Interest).

2.5	Payment of Past Due Interest

Subject to Section 5.6, Past Due Interest will be paid by the Borrower to the Lender as follows:

(a)	the Borrower will pay $303,545, plus all applicable withholding taxes, to the Lender on or prior to July 31, 2026; and

(b)

the balance of Past Due Interest will be paid by the Borrower to the Lender in 12 equal installments of $21,053, plus all applicable withholding taxes, payable on each Payment Date beginning on August 1, 2026 until August 1, 2027.

2.6	Committed Capital Fee and Closing Fee

On or before July 31, 2026, the Borrower shall pay to the Lender (i) a committed capital fee in the amount of $25,000 and (ii) a closing fee of $10,000.

2.7	Principal Repayments

Subject to Section 5.6, the Borrower will repay to the Lender the principal amount of the Loan (i) in an aggregate amount not to exceed $250,000 per annum for a period of three years following the second anniversary of the Second Effective Date and (ii) in an amount of $3,000,000 during the thirty day period prior to the Maturity Date or on the Maturity Date .

2.8	Repayment of the Loan

The Borrower hereby agrees to repay the outstanding principal amount of the Loan, together with all accrued and unpaid Interest, in full on the Maturity Date. The Borrower may prepay the Loan, in whole or in part, at any time, without any premium or penalty. Any repayment or prepayment must be permitted pursuant to Section 5.6.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Borrower

The Borrower hereby represents and warrants to the Lender that:

3.1.1	Incorporation

The Borrower is a corporation duly incorporated and organized, validly existing and in good standing under all laws, ordinances, decrees, orders, rules, regulations and directives of governmental bodies, in each case having the force of law, and all applicable provisions of treaties, as well as all ordinances and other decrees of tribunals and arbitrators (the “Laws”) of its jurisdiction of incorporation and of all jurisdictions in which it carries on business. The Borrower has the capacity and power, whether corporate or otherwise, to hold its assets and carry on the business presently carried on by it or which it proposes to carry on hereafter in each jurisdiction where such business is carried on.

3.1.2	Authorization

The Borrower has the power and has taken all necessary steps under applicable Law to be authorized to borrow hereunder and to execute and deliver and perform its obligations under this Agreement in accordance with the terms and conditions hereof, which has been duly executed and delivered by duly authorized officers of the Borrower and is, and when executed and delivered in accordance with the terms thereof, shall be a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms.

3.1.3	Compliance of this Agreement

The execution and delivery of and performance of the obligations under this Agreement in accordance with the terms therein do not require any consents or approvals, do not violate any Laws, do not conflict with, violate or constitute a breach under the constating documents or by-laws of the Borrower or under any material agreements, contracts or deeds to which the Borrower is a party or which is binding upon it or its assets.

3.1.4	Regulatory Approvals

The Borrower is not required to obtain any consent, approval, authorization, permit or license, nor to effect any filing or registration with any federal, provincial or other regulatory authority in connection with the execution, delivery or performance of this Agreement, and none have been obtained or effected.

3.2	Representations and Warranties of the Lender

The Lender hereby represents and warrants to the Borrower that:

3.2.1	Incorporation

The Lender is a corporation duly incorporated and organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and of all jurisdictions in which it carries on business. The Lender has the capacity and power, whether corporate or otherwise, to hold its assets and carry on the business presently carried on by it or which it proposes to carry on hereafter in each jurisdiction where such business is carried on.

3.2.2	Authorization

The Lender has the power and has taken all necessary steps under applicable Law to be authorized to extend the Loan hereunder and to execute and deliver and perform its obligations under this Agreement in accordance with the terms and conditions hereof, which Agreement has been duly executed and delivered by duly authorized officers of the Lender and is, and when executed and delivered in accordance with the terms thereof shall be a legal, valid and binding obligation of the Lender enforceable in accordance with its terms.

3.2.3	Compliance of this Agreement

The execution and delivery of and performance of the obligations under this Agreement in accordance with the terms therein do not require any consents or approvals, do not violate any Laws, do not conflict with, violate or constitute a breach under the constating documents or by-laws of the Lender or under any material agreements, contracts or deeds to which the Lender is a party or which is binding upon it or its assets.

3.2.4	Regulatory Approvals

The Lender is not required to obtain any consent, approval, authorization, permit or license, nor to effect any filing or registration with any federal, provincial or other regulatory authority in connection with the execution, delivery or performance of this Agreement, and none have been obtained or effected.

ARTICLE 4

INDEMNITY

4.1	Indemnity

The Borrower shall at all times protect, indemnify and hold harmless the Lender and its affiliates, directors, officers, agents and employees (collectively, the “Indemnified Parties”) from and against any losses, claims, damages, liabilities or other expenses which arise out of or in connection with the Loan or this Agreement, including those which may arise from or in respect of the failure of the Borrower to pay principal, interest, or any other amount hereunder when due, the exercise by the Lender of its rights and recourses under this Agreement and at Law and any action, suit or proceeding (whether or not any Indemnified Party is a party or is subject thereto). Any payments in connection with the indemnification pursuant to this Section 4.1 must be made in accordance with Section 5.6 herein.

ARTICLE 5

MISCELLANEOUS

5.1	Notice

Any notice or other communication required or permitted to be given by the terms of this Agreement, shall be in writing and be effectively given if delivered personally, sent by courier service, sent by registered mail, or sent by email, or other means of electronic communication and confirmed through receipt of electronic or other written confirmation that the notice has been received by the other party.

Notice to the Borrower shall be given to:

Birks Group Inc.

2020 Robert-Bourassa Blvd., Suite 200

Montreal, Quebec, Canada H3A 2A5

Attention: Vice-President, Human Resources, Chief Legal Officer and Corporate Secretary

Email: mmelfi@birksgroup.com

Notice to the Lender shall be given to:

Mangrove Holdings S.A.

Rue de la Place d’Armes 3

c/o Fiduciaire Muller Christe & Associés SA,

2000 Neuchâtel

Attention: Christian Michel Reiser

Email : cmr@reiser.law

or as either party may designate in writing from time to time. Any notice sent by registered mail shall be deemed to be received within ten (10) business days.

5.2	Payments

All payments to the Lender contemplated hereunder shall, unless the Borrower receives written instructions to the contrary from the Lender, be made at the address for the Lender set forth in Section 5.1

5.3	Rights and Recourses

The rights and recourses of the Lender under this Agreement are cumulative and do not exclude any other rights and recourses which the Lender might have, and no omission or delay on the part of the Lender in the exercise of any right shall have the effect of operating as a waiver of such right, and the partial or sole exercise of a right or power will not prevent the Lender from exercising thereafter any other right or power.

5.4	Benefit of Agreement

This Agreement shall be binding upon enure to the benefit of each party hereto and its successors and permitted assigns, as well as in the case of Section 6.6, the Senior Secured Parties. This Agreement may be assigned by the Lender without the Borrower’s consent, provided that the assignee thereof agrees in writing to be bound by the terms of Section 6.6 herein pursuant to documentation satisfactory to each Senior Agent. The Borrower may not assign this Agreement without the prior written consent of the Lender.

5.5	Further Assurances

The Borrower covenants and agrees that, at the request of the Lender and subject at all times to Section 6.6, the Borrower will at any time and from time to time execute and deliver such further and other documents and instruments (collectively, the “Further Documents”) and do all acts and things as the Lender in its absolute discretion requires in order to evidence the indebtedness of the Borrower under this Agreement or otherwise.

5.6	Subordination

Notwithstanding anything to the contrary contained herein, each of the parties hereto acknowledges, agrees and covenants that all of the Borrower’s obligations hereunder and under the Further Documents (collectively, the “Borrower Obligations”) shall, at all times, be inferior, junior and fully subordinated to all present and future indebtedness, liabilities and other obligations of the Borrower to the Senior Secured Parties under the Senior Credit Agreements, as well as all security documents and any other documents executed in connection with the Senior Credit Agreements, in each case as amended, supplemented or replaced from time (collectively, the “Senior Obligations”) and that payment of the Borrower Obligations, in whole or in part, whether in principal, interest, or otherwise, whether at maturity, before maturity or upon default, shall be postponed to the indefeasible payment of the Senior Obligations in full unless otherwise consented to in writing by the Senior Agents, provided that so long as no Event of Default (as defined in the Revolving Credit Agreement and the Term Loan Agreement) then exists or would (taking into account the payment to be made) result therefrom, (A) the Borrower can make payments of Past Due Interest in accordance with Section 2.5 above and payment of fees in accordance with Section 2.6 above, (B) the Borrower can make cash payments of accrued Interest on each Payment Date beginning on August 1, 2026, until such payments reach, in the aggregate for any calendar year, the Cash Interest Threshold Amount and thereafter if the Restricted Payment Conditions have been satisfied with respect to such payment, (C) the Borrower can make scheduled principal payments for a period of three years following the second anniversary of the Second Effective Date in accordance with Section 2.7(i), until such payments reach, in the aggregate for any calendar year, the Cash Principal Threshold Amount and thereafter if the Restricted Payment Conditions have been satisfied with respect to such payment, (D) subject to the notice requirements set out in the Senior Credit Agreements, the Borrower can make scheduled principal payments for an aggregate amount not to exceed $3,000,000 during the thirty day period prior to the Maturity Date or on the Maturity Date in accordance with Section 2.7(ii), and (E) the Borrower can otherwise make any repayment of principal if the Restricted Payment Conditions have been satisfied with respect to such repayment. As long as the Senior Obligations remain outstanding, the Borrower shall not grant any security to the Lender in order to secure the Borrower Obligations.

The parties hereto acknowledge that they have entered into that certain amended and restated postponement and subordination agreement dated as of the date hereof (the “Subordination Agreement”) between the Senior Agents, the Lender and the Borrower, with respect the subordination of the Borrower Obligations to the Senior Obligations and that any payments made in connection with the Borrower Obligations shall be at all times subject to and in accordance with the terms of the Subordination Agreement. If there is a conflict, inconsistency, ambiguity or difference between any provision of this Agreement and the Subordination Agreement, the provisions of the Subordination Agreement shall prevail, and such provision of this Agreement shall be amended to the extent only to eliminate any such conflict, inconsistency, ambiguity or difference.

Each of the Senior Agents are third party beneficiaries of this Section 5.6.

5.7	Amendments

This Agreement may only be amended, amended and restated or otherwise modified in accordance with the terms of the Subordination Agreement by an agreement in writing signed by the parties hereto.

5.8	Currency

All amounts referred to herein are expressed in the lawful currency of Canada.

5.9	Applicable Law

This Agreement, its interpretation and its application shall be governed by the Laws of the Province of Québec and the laws of Canada applicable thereto. The parties hereto irrevocably attorn to the jurisdiction of the Superior Court of Québec sitting in Montreal.

5.10	Language

The parties acknowledge that they have required that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

5.11	Entire Agreement

This Agreement together with all documents to be delivered in conjunction herewith constitutes the entire agreement by and among the parties pertaining to the Loan and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto, including the Existing Loan Agreement, provided that this Agreement does not constitute a novation of any or all of the obligations and liabilities existing under the Existing Credit Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first hereinabove mentioned.

MANGROVE HOLDING S.A.

By:	/s/ Christian M. Reiser
Name: Christian M. Reiser
Title: Director

BIRKS GROUP INC.

By:	/s/ Miranda Melfi
Name: Miranda Melfi
Title: Vice President, Human Resources, Chief Legal Officer and Corporate Secretary

By:	/s/ Marco Pasteris
Name: Marco Pasteris
Title: Vice President, Business Development and Corporate Operations